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                                                          EXHIBIT 11.1


                         ADVANCED FIBRE COMMUNICATIONS, INC.
                   SCHEDULE RE: COMPUTATION OF NET INCOME PER SHARE
                        (In thousands, except per share data)



                                                   Three Months Ended
                                                        March 31,
                                                ------------------------
                                                   1997           1996
                                                ----------     ---------

Net income                                      $   4,899      $   2,172
                                                ----------     ---------

Weighted average common shares outstanding         33,172          5,095

Redeemable convertible preferred stock, on an
   as-if converted basis                                          18,497

Common stock equivalents - stock options and        5,932          4,908
   warrants

Staff Accounting Bulletin No. 83 issuances
   and grants - stock options                           -            371
                                                ----------     ---------

Shares used in per share computations              39,104         28,871
                                                ----------     ---------

Net income per share                            $    0.13      $    0.08
                                                ----------     ---------
                                                ----------     ---------